Exhibit 10.2

ADVANCED DRAINAGE SYSTEMS, INC.

First Amendment to the

2013 Stock Option Plan

This First Amendment (this “First Amendment”) to the 2013 Stock Option Plan (as amended from time to time, the “Plan”) is made and entered into effective as of August 12, 2014 by Advanced Drainage Systems, Inc., a Delaware corporation (the “Company”).

WHEREAS, Section 6(j) of the Plan provides for the grant of reload options in the event that an optionee exercises an option and pays some or all of the exercise price with shares of common stock of the Company; and

WHEREAS, Section 10 of the Plan provides that the Board of Directors may, with respect to any shares of common stock of the Company not subject to options at such time, suspend, discontinue, revise or amend the Plan in any respect for any purpose which it may deem advisable, subject to certain limited exceptions;

NOW, THEREFORE, effective as of the date hereof, the Plan is hereby amended as follows:

1. Section 6(h) of the Plan is hereby deleted in its entirety and replaced with the following: “(h) Conditions. The Option Agreement shall provide that exercise of the Option (in whole or in part) and the issuance of Shares pursuant thereto shall be contingent upon such conditions as the Board shall in its discretion specify, subject to the limitations contained in §3(e).”.

2. Section 6(j) of the Plan is hereby deleted in its entirety.

Except as set forth in this First Amendment, all of the terms and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this First Amendment effective as of the date hereof.

ADVANCED DRAINAGE SYSTEMS, INC.

By:	/s/ Mark B. Sturgeon
Mark B. Sturgeon,
EVP, CFO, Secretary & Treasurer